ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-283969
Dated October 15, 2026
Buffered PLUS Based on the Value of the EURO STOXX 50® Index due May 3, 2029
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
This document provides a summary of the terms of the Buffered Performance Leveraged Upside SecuritiesSM (the “Buffered PLUS”). Investors should carefully review the accompanying preliminary pricing supplement for the Buffered PLUS, the accompanying product supplement, the underlier supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The Buffered PLUS do not guarantee the full return of principal at maturity and you could lose some and up to 85.00% of your investment. The Buffered PLUS are senior debt securities issued by The Toronto-Dominion Bank (“TD”), and all payments on the Buffered PLUS are subject to the credit risk of TD. As used in this document, “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series H
Underlying index:	EURO STOXX 50® Index (Bloomberg Ticker: “SX5E”)
Stated principal amount:	$1,000.00 per Buffered PLUS
Issue price:	$1,000.00 per Buffered PLUS
Minimum investment:	$1,000.00 (1 Buffered PLUS)
Coupon:	None
Pricing date:	October 30, 2026
Original issue date:	November 4, 2026 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	April 30, 2029, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	May 3, 2029, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per Buffered PLUS:
◾       If the final index value is greater than the initial index value:
$1,000.00 + leveraged upside payment
In no event will the payment at maturity exceed the maximum upside payment at maturity.
◾       If the final index value is less than or equal to the initial index value, but not by more than the buffer amount:
$1,000.00
◾       If the final index value is less than the initial index value by more than the buffer amount:
$1,000.00 + [$1,000.00 × (underlying return + buffer amount)]
If the final index value is less than the initial index value by more than the buffer amount, you will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and could lose up to 85.00% of your investment in the Buffered PLUS.

Buffer amount:	15.00%
Underlying return:	(final index value – initial index value) / initial index value
Upside leverage factor:	200%
Leveraged upside payment:	$1,000.00 × upside leverage factor × underlying return
Maximum upside gain:	34.84%
Maximum upside payment at maturity:	$1,348.40 per Buffered PLUS (134.84% of the stated principal amount)
Initial index value:	The index closing value of the underlying index on the pricing date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
Final index value:	The index closing value of the underlying index on the valuation date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
CUSIP/ISIN:	89115NLQ5 / US89115NLQ50
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$30.00 per stated principal amount.
Estimated value on the pricing date:	Expected to be between $925.00 and $960.00 per Buffered PLUS. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	http://www.sec.gov/Archives/edgar/data/947263/000114036126039757/ef20083783_424b2.htm
HYPOTHETICAL PAYOUT
The below figures are based on an upside leverage factor of 200% and maximum gain of 34.84% and are purely hypothetical (the actual terms of your Buffered PLUS will be determined on the pricing date and will be specified in the final pricing supplement).
Hypothetical Payment at Maturity

Change in Underlying Index	Payment at Maturity
+40.00%	$1,348.40
+30.00%	$1,348.40
+20.00%	$1,348.40
+17.42%	$1,348.40
+15.00%	$1,300.00
+10.00%	$1,200.00
+5.00%	$1,100.00
0.00%	$1,000.00
-10.00%	$1,000.00
-15.00%	$1,000.00
-20.00%	$950.00
-30.00%	$850.00
-40.00%	$750.00
-50.00%	$650.00
-75.00%	$450.00
-100.00%	$150.00

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You will find a link to the accompanying preliminary pricing supplement for the Buffered PLUS above and links to the accompanying product supplement, underlier supplement and prospectus for the Buffered PLUS under “Additional Information About TD and the Buffered PLUS” in the preliminary pricing supplement, which you should read and understand prior to investing in the Buffered PLUS.
The issuer has filed a registration statement (including a prospectus as supplemented by an underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement, product supplement and underlier supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234. Our Central Index Key, or CIK, on the SEC website is 0000947263.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
▪	You may lose up to 85.00% of your investment in the Buffered PLUS.
▪	The stated payout from the issuer applies only at maturity.
▪	Your potential return on the Buffered PLUS is limited to the maximum upside gain.
▪	You will not receive any interest payments.
▪	The amount payable on the Buffered PLUS is not linked to the value of the underlying index at any time other than the valuation date.
▪	Owning the Buffered PLUS is not the same as owning the index constituent stocks.
Risks Relating to Characteristics of the Underlying Index
▪	An investment in the Buffered PLUS involves market risk associated with the underlying index.
▪	There can be no assurance that the investment view implicit in the Buffered PLUS will be successful.
▪	The underlying index reflects price return, not total return.
▪	The Buffered PLUS will not be adjusted for changes in exchange rates related to the U.S. dollar.
▪	The Buffered PLUS are subject to non-U.S. securities market risk.
▪	Changes affecting the underlying index, including a change in law event, could have an adverse effect on the market value of, and any amount payable on, the Buffered PLUS.
▪	There is no affiliation between the index sponsor and TD, and TD is not responsible for any disclosure by such index sponsor.
▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS.
Risks Relating to Estimated Value and Liquidity
▪	The estimated value of your Buffered PLUS is expected to be less than the public offering price of your Buffered PLUS.
▪	The estimated value of your Buffered PLUS is based on our internal funding rate.
▪	The estimated value of the Buffered PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
▪
The estimated value of your Buffered PLUS is not a prediction of the prices at which you may sell your Buffered PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your Buffered PLUS and may be less than the estimated value of your Buffered PLUS.

▪	The temporary price at which the agent may initially buy the Buffered PLUS in the secondary market may not be indicative of future prices of your Buffered PLUS.
▪	The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices.
▪	There may not be an active trading market for the Buffered PLUS — sales in the secondary market may result in significant losses.
▪	If the value of the underlying index changes, the market value of your Buffered PLUS may not change in the same manner.
Risks Relating to General Credit Characteristics
▪	Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.
Risks Relating to Hedging Activities and Conflicts of Interest
▪	There are potential conflicts of interest between you and the calculation agent.
▪	The valuation date, and therefore the maturity date, are subject to market disruption events and postponements.
▪	Trading and business activities by TD or its affiliates may adversely affect the market value of, and return on, the Buffered PLUS.
Risks Relating to Canadian and U.S. Federal Income Taxation
▪	Significant aspects of the tax treatment of the Buffered PLUS are uncertain.
Underlying Index
For information about the underlying index, including historical performance information, see “Information About the Underlying Index” in the preliminary pricing supplement.

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